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                                                                    EXHIBIT 8.1

              FORM OF TESTA, HURWITZ & THIBEAULT, LLP TAX OPINION


                                             [Date], 1997


MultiLink, Inc.
6 Riverside Drive
Andover, MA 01810


Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to Section 8.5 of the Agreement and Plan of Reorganization dated April 15, 1997 (the "Merger Agreement") among PictureTel Corporation, a Delaware corporation ("PictureTel"), ML Acquisition Corporation, a Massachusetts corporation wholly-owned by PictureTel ("Merger Sub"), and MultiLink, Inc., a Massachusetts corporation ("MultiLink"). Pursuant to the Merger Agreement, Merger Sub will merge with and into MultiLink (the "Merger"), and MultiLink will become a wholly-owned subsidiary of PictureTel.

     Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to MultiLink in connection with the preparation and execution of the Merger Agreement and the filing of a registration statement on Form S-4 which includes a Proxy Statement/Prospectus of PictureTel and MultiLink (the "Registration Statement"). As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, warranties and descriptions (collectively, the "Representations") contained in the following documents (including all schedules and exhibits thereto):
(1) the Merger Agreement; (2) certificates dated [Date], 1997 given to us by MultiLink, PictureTel and Merger Sub (the "Officers' Certificates"); (3)





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MultiLink, Inc.
[Date], 1997
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"Continuity of Interest Certificates" of certain stockholders of MultiLink; (4)
the Registration Statement; (5) an opinion of counsel, received by PictureTel from Ropes & Gray, substantially identical in substance to this opinion (the "R&G Tax Opinion"); and (6) such other instruments and documents related to the formation, organization and operation of MultiLink and PictureTel or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any representation or statement made to the "knowledge" or "best knowledge" or similarly qualified is correct without such qualification. As to all matters in which & person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;

     3. All Representations contained in any of the documents referred to herein or otherwise made to us (including, but not limited to the Officers' Certificates and the Continuity of Interest Certificates) are true and correct, and no actions have been (or will be) taken which are inconsistent with such Representations;

     4. The Merger has been effected as described in the Registration Statement and consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), is effective under the applicable state law, and will be reported by PictureTel and MultiLink on their respective federal income tax returns in a manner consistent with the opinion set forth below;

     5.   The R&G Tax Opinion has been delivered and not withdrawn; and

     6. The stockholders of MultiLink have not had since the commencement of negotiations for the Merger, and do not have, an existing plan or intention to dispose of an amount of (i) shares of MultiLink Common Stock in anticipation of the Merger, or (ii) shares of PictureTel Common Stock to be received in the Merger, such that the stockholders of MultiLink will not receive and retain a meaningful continuing equity ownership in PictureTel that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulation





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MultiLink, Inc.
[Date], 1997
Page 3


Section 1.368-(1)(b) and as interpreted in certain Internal Revenue Service rulings and judicial decisions.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes the Merger is a "reorganization" as defined in Section 368(a) of the Code. In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code. No opinion is expressed as to any other matter, including any other tax consequences of the Merger or any other transaction (including any transaction undertaken in connection with the Merger) under any foreign, federal, state, or local tax law.

     No opinion is expressed as to the Merger if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof or if all of the Representations and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the Representations or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    This opinion has been delivered to you only for the purposes stated. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing with the Securities and Exchange Commission of a form of this opinion as an exhibit to the Registration Statement and to the use of our name in the section entitled "The Merger Agreement -- Conditions to the Merger" of the Proxy Statement/Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is





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MultiLink, Inc.
[Date], 1997
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required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        Very truly yours,



                                        TESTA, HURWITZ & THIBEAULT, LLP